                                                                  Exhibit 99.10

           Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of
Minnesota Life Insurance Company and
Contract Owners of Variable Annuity Account:

We consent to the use of our report dated March 6, 2013, with respect to the consolidated financial statements and supplementary schedules of Minnesota Life Insurance Company and subsidiaries (the Company) and our report dated April 10, 2013 on the financial statements as experts of Variable Annuity Account included herein and to the reference to our firm under the heading "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in Part B of the Registration Statement.

                                (/s/) KPMG LLP

Minneapolis, MN
April 24, 2013